EXHIBIT 16.1

April 12, 1996

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Lund International Holdings, Inc. and, under the date of August 11, 1995, we reported on the consolidated financial statements of Lund International Holdings, Inc. and subsidiaries as of and for the years ended June 30, 1995 and 1994. On April 9, 1996, our appointment as principal accountants was terminated. We have read Lund International Holdings, Inc.'s statements included under Item 4 of its Form 8-K dated April 15, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with Lund International Holdings, Inc.'s statements that the change was recommended by the Audit Committee of the Board of Directors and approved by the entire Board and that Coopers & Lybrand LLP was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be provided on Lund International Holdings, Inc.'s consolidated financial statements.

Very truly yours,

/s/KPMG Peat Marwick LLP